UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Universal Health Realty Income Trust

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Notes:

May 1, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Thursday, June 1, 2006 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by the holders of Trust Shares of one Class II Trustee, to serve for a term of three years, until the annual election of Trustees in the year 2009 and election and qualification of his successor;

(2)	the consideration of one shareholder proposal, if properly brought before the meeting; and

(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone, by Internet, or by promptly signing and returning your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller Chairman of the Board, Chief Executive Officer and President

SKU0802-PS-06

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 1, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Thursday, June 1, 2006 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by the holders of Trust Shares of one Class II Trustee, to serve for a term of three years, until the annual election of Trustees in the year 2009 and election and qualification of his successor; and

(2)	the consideration of one shareholder proposal, if properly brought before the meeting; and

(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 21, 2006.

You are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET OR MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

May 1, 2006

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed form of Proxy (first mailed to shareholders on or about May 1, 2006) are furnished in connection with the solicitation of Proxies by our Board of Trustees for use at the Annual Meeting of Shareholders, or any adjournment thereof. The Annual Meeting will be held on Thursday, June 1, 2006 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held to: (1) elect one Class II Trustee, who will serve for a term of three years until the annual election of Trustees in the year 2009 and the election and qualification of his successor, (2) to vote upon one shareholder proposal, if properly brought before the meeting; and (3) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: How may I obtain your Annual Report for 2005?

A:	A copy of our Annual Report to Shareholders, including financial statements for the year ended December 31, 2005, is enclosed herewith. Refer to Question 23 for information on how to request additional information from us.

4.	Q: Who may attend the Annual Meeting?

A:	Shareholders of record as of the close of business on April 21, 2006, or their duly appointed Proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only shareholders of record as of the close of business on April 21, 2006 are entitled to vote at the Annual Meeting. On that date, 11,781,367 shares of beneficial interest, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of UHS, or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7.	Q: What items of business will be voted at the Annual Meeting?

A:	The items of business that will be voted on include the election of one Class II Trustee, who will serve for a term of three years until the annual election of Trustees in the year 2009 and the election and qualification of his successor, and one shareholder proposal, if it is properly brought before the meeting.

8.	Q: How does the Board of Trustees recommend that I vote?

A:	The Board of Trustees recommends that you vote your shares FOR the nominee for Class II Trustee and AGAINST the shareholder proposal.

9.	Q: How will voting on any other business be conducted?

A:	Other than the items described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed Proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

10.	Q: How do I vote my shares if they are registered in my name?

A:	If your shares are registered directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), you may vote your shares in any of the following ways:

•	by telephone,

•	via the Internet

•	by mailing the signed Proxy card enclosed herewith, or

•	by attending the meeting and voting in person.

Specific instructions to be followed by registered shareholders are set forth on the enclosed Proxy card.

If you vote by telephone or via the Internet, you do not have to return your Proxy card to us. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to have your shares voted and to confirm that your instructions have been properly recorded. If you vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by you. If you vote by telephone, you will be able to utilize a toll-free telephone number, the cost of which is borne by us.

11.	Q: Can I change or revoke my vote?

A:	Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

12.	Q: How do I vote my shares if they are held in the name of my broker (street name)?

A:	If your shares are held through a broker or other nominee, often referred to as in “street name,” your broker or nominee will provide you with a form seeking instruction on how your shares should be voted. Please note that there are separate telephone and Internet voting arrangements depending on whether shares registered in our stock records are in your name or in the name of a brokerage firm or bank. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone and/or via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

13.	Q: What is the vote required to approve each proposal?

A:	For the election of the Trustee, the nominee receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class II Trustee. Only votes cast for a nominee will be counted, except that the accompanying Proxy will be voted for a nominee in the absence of instruction to the contrary.

The affirmative vote of the holders of a majority of the shares of beneficial interest votes present in person or represented by proxy and entitled to vote is required for the approval of the shareholder proposal.

14.	Q: What constitutes a “quorum”?

A:	The shareholders entitled to vote as the meeting representing a majority of the total number of votes authorized to be cast by Shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question.

15.	Q: What are our voting rights?

A:	Each share is entitled to one vote on each of the matters to be presented at the meeting.

16.	Q: What if I abstain from voting?

A:	If you are entitled to vote at the Annual Meeting, you can withhold authority to vote for any of the items of business. If you attend the meeting or send in your signed Proxy with instructions to withhold authority to vote for one or both proposals, you will be counted for the purposes of determining whether quorum exists. With respect to the election of the Trustee, abstentions and instructions on the accompany Proxy card to withhold authority to vote will result in the nominee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If you abstain from voting on the shareholder proposal, your abstention will have the same effect as a vote against the proposal.

17. Q:	Will my shares be voted if I do not sign and return my Proxy card or do not vote by Internet or telephone?

A:	If you are a registered shareholder and you do not sign and return your Proxy card or do not vote by Internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on nonroutine matters.

Under the New York Stock Exchange rules, the proposals relating to the election of directors are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. The shareholder proposal, however, is not a routine matter and your broker or nominee may not vote your shares on this matter without receiving instructions.

18.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters.

Since the election of a Trustee is a routine matter, a broker may turn in a Proxy card voting shares at their discretion and without receiving instructions from you. Because the shareholder proposal is not a routine matter, your broker or nominee may not vote your shares on this matter without receiving instructions.

19.	Q: What is the effect of a broker non-vote?

A:	With respect to the election of a Trustee, broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the nominee for Trustee receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Broker non-votes will have no effect on the outcome of the shareholder proposal.

20.	Q: Who will count the votes?

A:	Our Transfer Agent will count the votes and serve as inspector of elections.

21. Q:	When are shareholder proposals due in order to be included in our Proxy Statement for the 2007 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2007 Annual Meeting must be received by us no later than January 1, 2007. This date provides sufficient time for inclusion of the proposal in the 2007 proxy materials.

22.	Q: Can I receive more than one set of Annual Meeting materials?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone

(610) 265-0688. If you want to receive separate copies of the Proxy Statement or Annual Report to Shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number

23. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?

A:	Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2006, the number of shares and the percentage of our outstanding shares owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares

Universal Health Services, Inc. (“UHS”)	787,543	(2)	6.6%
367 South Gulph Road King of Prussia, PA 19406

Barclays Global Investors, N.A.	610,455	(3)	5.19%
45 Fremont Street San Francisco, CA 94105

Miles L. Berger	5,500	(4)	(5)
Berger Management Services, LLC 737 N. Michigan Ave., Suite 1570 Chicago, IL 60611

James E. Dalton, Jr.	4,500	(4)	(5)
6505 Edinburgh Drive Nashville, TN 37221

Elliot J. Sussman, M.D.	2,500	(4)	(5)
Lehigh Valley Hospital & Health Network Cedar Crest Blvd. & Interstate 78 Allentown, PA 18105

Myles H. Tanenbaum	9,500	(4)	(5)
A Wish Come True 2522 Pearl Buck Road Bristol, PA 19007

Alan B. Miller	99,900	(4)(6)	(5)

Charles F. Boyle	14,261	(4)	(5)

Cheryl K. Ramagano	12,053	(4)	(5)

Timothy J. Fowler	10,312	(4)	(5)
3525 Piedmont Rd., N.E. Atlanta, GA 30305

All Trustees & executive officers as a group (8 persons)	158,526	(4)(6)	1.3%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

(2)	UHS has an option to maintain ownership of a minimum of 5% of the outstanding shares of the Trust.

(3)	These securities are held by Barclays Global Investors, N.A. Information is based on Schedule 13G filed February 10, 2006.

(4)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of March 31, 2006 as follows: Miles L. Berger (4,500); James E. Dalton, Jr. (4,500); Elliot J. Sussman, M.D. (2,000); Myles H. Tanenbaum (4,500); Alan B. Miller (46,500); Charles F. Boyle (9,000); Cheryl K. Ramagano (9,000) and Timothy J. Fowler (7,500).

(5)	Less than 1%.

(6)	Includes 16,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation, Alan B. Miller, as Trustee.

PROPOSAL NO. 1

ELECTION OF ONE TRUSTEE

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The term of the Trustee in Class II expires at this meeting, the terms of the Trustees in Class III expire at the 2007 Annual Meeting and the terms of the Trustees in Class I expires at the 2008 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute our Board of Trustees. The nominee for the Class II Trustee is James E. Dalton, Jr., with a term expiring at the 2009 Annual Meeting. He has been nominated to be elected for a three-year term. The Trustees have no reason to believe that the nominee will be unavailable for election; however, if the nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominee has consented to be named and has indicated his intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of Universal Health Services, Inc. (“UHS”), the parent company of our Advisor, and does not perform any services for us, except as Trustee.

The following information is furnished with respect to the nominee for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since

TRUSTEE WHOSE TERM EXPIRES IN 2006

James E. Dalton, Jr.*	II	63	Chairman of the Board, Signature Hospital Corporation, former President, Edinburgh Associates, Inc.; President, Chief Executive Officer and Director of Quorum Health Group, Inc.; Regional Vice President of Health Trust, Inc., Division Vice President of Hospital Corporation of America, and Regional Vice President of HCA Management Company. Director of Select Medical Corp. and US Oncology, Inc.	1997
TRUSTEES WHOSE TERMS EXPIRE IN 2007

Miles L. Berger*	III	75	Chairman of the Board, Berger Management Services, LLC; Trustee, Innkeepers Trust USA, Board of Directors, Medallion Bank.	1998

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
Elliot J. Sussman, M.D.*	III	54	President and Chief Executive Officer of Lehigh Valley Hospital and Health Network since 1993. Director of VIASYS Healthcare Inc.	1999

NOMINEES WHOSE TERMS EXPIRE IN 2008

Alan B. Miller	I	68	Chairman of the Board and Chief Executive Officer since 1986 and President of the Trust since February 2003. Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc. since 1978. Director of Penn Mutual Life Insurance Company and Broadlane, Inc.	1986

Myles H. Tanenbaum*	I	75	Vice Chairman, A Wish Come True, L.P. Formerly, Chairman of the Board of Arbor Enterprises, 1989-2005; President and CEO of both Arbor Property Trust (NYSE) (successor to EQK Green Acres, L.P.), 1986-1997, and EQK Realty Investors (NYSE), Currently, Director of Mezzanine Capital Property Investors, Inc. and the Board of Directors of Penn-Presbyterian Hospital, and a member of the Board of Trustees of the University of Pennsylvania and of the Board of Overseers of the University’s Law School.	1990

*	Independent Trustee

THE TRUSTEES RECOMMEND A VOTE FOR THE ELECTION OF THIS NOMINEE AS TRUSTEE.

PROPOSAL NO. 2.

SHAREHOLDER PROPOSAL

The Trust has received the proposal set forth below from one of its shareholders. The following proposal has been carefully considered by the Board of Trustees, which has concluded that its adoption would not be in the best interests of the Trust or its shareholders. For the reasons stated below, the Trustees recommend a vote AGAINST this shareholder proposal.

The proposal and supporting statement by the shareholder are presented as received from the shareholder in accordance with the rules of the Securities and Exchange Commission, and the Board of Trustees and the Trust disclaim any responsibility for their content. All references to “we” in the proposal and supporting statement are references to the proponent and not the Trust’s other shareholders, the Trust or the Board of Trustees. We will furnish, orally or in writing as requested, the name, address and claimed share ownership position of the proponent of this shareholder proposal promptly upon written or oral request directed to the Secretary of the Trust. Information regarding the inclusion of proposals in the Trust’s proxy statement can be found on page 4 under “Questions and Answers.”

RESOLVED that shareholders of Universal Health Realty Income Trust (“UHT”) urge the board of trustees to adopt a policy that the chairperson of the board shall be a trustee who is independent of both UHT and Universal Health Services, Inc. (“UHS”). The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairperson if a current chairperson ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent trustee is willing to serve as chairperson.

SUPPORTING STATEMENT

It is difficult to overstate the importance of the board of directors (called the board of trustees at UHT) in our system of corporate accountability. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

Although the board and senior management may work together to develop long-range plans and relate to key constituencies, we believe that the board’s responsibilities may bring it into conflict with the CEO. When a CEO also serves as chairman, there is a risk that his interests will conflict with the board’s duty to monitor the company’s business and affairs. As Intel chairman Andrew Grove said, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

Currently, UHT CEO Alan Miller also serves as chairman of UHT’s board of trustees. We believe that this arrangement could impair the board’s effectiveness in representing shareholders’ interests. Specifically, we are concerned about the board’s ability to monitor the extensive transactions between UHT and UHS, whose CEO and board chairman is Mr. Miller.

Pursuant to an Advisory Agreement, a wholly-owned subsidiary of UHS conducts the day-to-day business of UHT, provides administrative services to UHT and recommends investments to UHT. UHT leases five of its seven hospital facilities to subsidiaries of UHS, and the income from these leases accounted for 58% of UHT’s income for the five years ended December 31, 2004. A May 23, 2005 article in the Wall Street Journal quoted an analyst who believed that the terms of these leases were very favorable to UHS. Because UHT’s independent trustees are charged with approving transactions between UHT and UHS, we believe that independent board leadership is critical.

We urge shareholders to vote for this proposal.

THE TRUSTEES, CONSIDERING THE FOREGOING, RECOMMEND A VOTE AGAINST THIS PROPOSAL.

•	The Trustees believe strongly that they should have the flexibility and discretion to organize their functions and conduct their business in the most efficient and effective manner, including the right to determine the most qualified Trustee to serve as Chairman of the Board of Trustees, whether he or she is an independent Trustee, the Chief Executive Officer or another member of management of the Trust or UHS.

•	Because the Chief Executive Officer bears primary responsibility for managing the Trust’s business on a day-to-day basis, the Trustees currently believe the Chief Executive Officer is the person in the best position to chair the regular meetings of the Board of Trustees, and to help ensure that key business issues and shareholder interests are presented to and considered by the Board of Trustees. The Trust’s current Chairman and Chief Executive Officer, Alan B. Miller, has served the Trust with distinction in this capacity, as proven by the Trust’s performance under his leadership. Accordingly, at the present time, the Trustees believe that the Trust and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board.

•	Miles L. Berger, the Nominating and Governance Chairman and an independent Trustee, also serves as the Trust’s Lead Trustee. In that role, Mr. Berger (1) consults regularly with our Chief Executive Officer on matters related to the Board of Trustees, including the board agendas, (2) is available to be consulted by any of The Trust’s senior executives as to any concerns they may have and (3) presides at executive sessions of the Board of Trustees and is the liaison for communications to Mr. Miller regarding such sessions.

•	The proponent’s concern regarding the Trustees’ ability to monitor the “extensive transactions” between the Trust and UHS is misplaced. The Trust’s Declaration of Trust specifically provides that the Trust may not engage in a transaction with an affiliate such as UHS, “except to the extent that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees including a majority of the Independent Trustees” (emphasis added) after a determination by them that such transaction is fair and reasonable to the Trust and the Shareholders. Accordingly, the Board of Trustees, including the independent Trustees, do monitor, and are in a position to monitor, these kinds of transactions.

This is not an area where “one size fits all.” According to a May 2005 report from Investor Responsibility Research Center, only 11% of S&P 1,500 companies have an independent chairman. The 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership, and that it is most important that an independent director serve as a focal point for the work of the independent directors. The Trustees believe that Mr. Berger, in his role as Lead Trustee, serves as such a focal point.

The Trust has established strong and effective corporate governance and board communication practices. The Trust has established corporate governance guidelines that are posted on our corporate website www.uhrit.com. The guidelines set out in detail the Board of Trustees’ and its committees’ practices so that shareholders have a transparent view as to how the Board of Trustees works. As described in the guidelines and elsewhere in this Proxy Statement, the Trust has also established procedures that allow shareholders and third-parties to communicate directly with the Trustees.

The Trust’s board is structured to promote independence. Four of five members of the Board of Trustees (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Myles H. Tanenbaum) are independent under the NYSE listing standards and according to the Trust’s Declaration of Trust. The Trust’s Audit Committee, Compensation Committee and Nominating & Governance Committee are also composed solely of independent Trustees. Committee chairs approve agendas and materials for their committee meetings. The independent Trustees also meet in executive sessions that are not attended by management. Each Trustee is an equal participant in decisions made by the full board, and the Lead Trustee and the other independent Trustees communicate regularly with the Chief Executive Officer regarding appropriate board agenda topics and other board related matters.

There is no benefit in limiting the Trustees’ authority to choose the person they believe would best serve as Chairman of the Board. The Trust’s board already has the authority to appoint an independent director as Chairman. The proposal would therefore eliminate the flexibility of the Trustees to consider whether a member of management is best positioned to serve in that role at any given time. Rigid application of the proposal would deprive the Trustees of the ability to evaluate the particular needs of the Trust and Board of Trustees at a given time, the specific qualifications of the individual in question and the particular facts and circumstances of the Trust, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Trustees that can adapt its structure to the needs of the Trust and the capabilities of its Trustees and senior executives. We also believe that the Trustees who serve on a board are best positioned to identify the Trustee who has the skill and commitment to perform the Chairman role effectively and who has the confidence and cooperation of the other Trustees.

The Board of Trustees is focused on the Trust’s corporate governance practices and will continue to reevaluate its policies on an ongoing basis. In view of the Trust’s highly independent board, the protections provided by the Declaration of Trust, the Trust’s strong corporate governance practices and the fact that the Trust has a Lead Director, the Board of Trustees believes that the shareholder proposal described above is unnecessary and would not strengthen the Board of Trustees’ independence or oversight functions. We believe it would be detrimental to shareholder interests to remove the Board of Trustees’ business judgment to decide who is the best person to serve as Chairman under particular circumstances that exist from time to time, whether such person is independent or a member of management. The Trustees will continue to reexamine their policies on an ongoing basis to ensure that the Trust’s corporate governance standards sufficiently address the Trust and its shareholders’ needs.

ACCORDINGLY, THE TRUSTEES RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our shares and other equity securities. We believe that during the 2005 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements, with the following exception:

Timothy J. Fowler sold 68 shares of phantom stock based on interests held under the Universal Health Services, Inc. Amended and Restated Supplemental Deferred Compensation Plan on February 15, 2005. The transaction was subsequently reported on a Form 4 filed by Mr. Fowler on May 6, 2005.

EXECUTIVE COMPENSATION

The following table shows all the compensation awarded to, earned by, or paid to our Chairman of the Board, President, and Chief Executive Officer and our three other executive officers for the fiscal years indicated in all capacities in which they served. The persons listed below are our only executive officers.

Summary Compensation Table

		Annual Compensation(a)				Long-term Compensation Awards
Name and principal position	Fiscal Year	Salary ($)	Bonus($)	Other Annual Compensation ($)(b)		Restricted stock awards ($)	Securities Underlying Options (#)	All Other Compensation
Alan B. Miller, Chairman of the Board, Chief Executive Officer and President	2005 2004 2003	— — —	— — —	$ $ $	109,975 96,000 89,685	— — —	5,000 — 3,000	— — —

Charles F. Boyle, Vice President and Chief Financial Officer	2005 2004 2003	— — —	— — —	$ $ $	24,008 19,000 18,620	— — —	3,000 — 2,000	— — —

Cheryl K. Ramagano, Vice President, Secretary and Treasurer	2005 2004 2003	— — —	— — —	$ $ $	24,008 19,000 18,620	— — —	3,000 — 2,000	— — —

Timothy J. Fowler, Vice President, Acquisition and Development	2005 2004 2003	— — —	— — —	$ $ $	18,543 15,000 14,700	— — —	2,000 — —	— — —

(a)	Our officers are all employees of UHS and do not receive salaries or bonuses. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See “Certain Relationships and Related Transactions” for additional information on our relationship with our Advisor.
(b)	Other Annual Compensation in 2005, 2004 and 2003 for Messrs. Miller, Boyle and Fowler and Ms. Ramagano consisted of dividend equivalents earned in respect of dividend equivalent rights on stock options granted under the Universal Health Realty Income Trust 1997 Incentive Plan (the “Plan”). As of December 31, 2005, Messrs. Miller, Boyle and Fowler and Ms. Ramagano held 53,000, 12,500, 9,500 and 12,500 dividend equivalent rights, respectively. As of December 31, 2004 and 2003, Messrs. Miller, Boyle and Fowler and Ms. Ramagano held 48,000, 9,500, 7,500 and 9,500 dividend equivalent rights, respectively. The Other Annual Compensation amounts shown above were computed by multiplying each participant’s dividend equivalent rights by the declared dividends per share of $2.175 in 2005, $2.00 in 2004 and $1.960 in 2003.

There were 14,000 options and dividend equivalent rights granted by the Trust during 2005, 13,000 of which were granted to officers.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Grants (#)(a)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Alan B. Miller	5,000	35.71%	$34.90	9/01/2015	$109,742	$278,108
Charles F. Boyle	3,000	21.43%	$34.90	9/01/2015	$65,845	$166,865
Cheryl K. Ramagano	3,000	21.43%	$34.90	9/01/2015	$65,845	$166,865
Timothy J. Fowler	2,000	14.29%	$34.90	9/01/2015	$43,897	$111,243

(a)	Options are exercisable as follows: 25% one year after date of grant an additional 25% in each of the second, third and fourth years after date of grant. The options expire ten years after the date of grant.

Optionee also granted Dividend Equivalent Rights on the same terms as the Option, pursuant to which the holder will receive the accrued cash dividends upon exercise of the Dividend Equivalent Rights.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	0	0	46,500	6,500	$652,525	$2,850
Charles F. Boyle	0	0	8,500	4,000	$100,453	$5,090
Cheryl K. Ramagano	0	0	8,500	4,000	$100,453	$5,090
Timothy J. Fowler	0	0	7,500	2,000	$95,363	$0

(1)	Based on the difference between the exercise price (excluding dividend equivalent rights) and the closing price of the share of beneficial interest on the New York Stock Exchange on December 30, 2005 of $31.34 per share.

Compensation Committee Report on Executive Compensation

During 1997, the Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan (the “Plan”), which authorizes the grant of stock options and dividend equivalent rights to employees of the Trust, including executive officers and Trustees. A combined total of 400,000 shares and dividend equivalent rights have been reserved for issuance under the Plan. As of December 31, 2005, there was a combined total of 134,750 shares and dividend equivalent rights available for issuance pursuant to the terms of the Plan.

The Compensation Committee, which is composed of Independent Trustees, believes that in the general absence of cash compensation, it is important to provide the executive officers of the Trust, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation. Because the substantial portion of the return of real estate investment trusts like the Trust is comprised of the dividend payable on the shares rather than share price appreciation, the Compensation Committee believes that the Plan with its dividend equivalent rights feature provides the appropriate incentive for eligible participants. The Compensation Committee will evaluate from time to time the compensation payable to its officers in light of the performance of the Trust, the individuals involved and competitive factors.

COMPENSATION COMMITTEE

Elliot J. Sussman, M.D., Chairman
James E. Dalton, Jr.
Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger. All the members of the Compensation Committee are Independent Trustees and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Trust, S&P 500, Peer Group)

	Base Period Dec00	INDEXED RETURNS Years Ending
Company Name / Index		Dec01	Dec02	Dec03	Dec04	Dec05
UNIVERSAL HEALTH REALTY INCOME TRUST	$100	$128.47	$154.56	$190.22	$216.43	$225.71
S&P 500 INDEX	$100	$88.11	$68.64	$88.33	$97.94	$102.75
PEER GROUP	$100	$150.38	$164.88	$243.74	$293.35	$283.95

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for us, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 2000.

The above graph compares our performance with that of the S&P 500 and a group of peer companies, where performance has been weighted based on market capitalization. Companies in our peer group are as follows: Health Care Property Investors, Inc., Nationwide Health Properties, Inc., Omega Healthcare Investors, Inc., Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., National Health Investors, Inc. and National Health Realty, Inc.

BOARD OF TRUSTEES

Meeting of the Board of Trustees.    Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2005, there were five regular meetings of the Board. All current Trustees attended at least 75% of the meetings of the Board of Trustees and of committees on the Board of Trustees on which they served. Trustees are expected to attend the Annual Meeting of shareholders. Five Trustees attended the 2005 Annual Meeting of Shareholders.

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). During 2005, the non-management Trustees met without management participation four times. The non-management Trustees shall select the lead Trustee for executive sessions by rotating the position on an annual basis among the Independent Trustees. Interested parties may communicate directly and confidentially with the lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

The Board of Trustees has affirmatively determined that four of its five members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Myles H. Tanenbaum) are “independent” under the NYSE listing standards. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees.

Compensation Committee.    The Compensation Committee is responsible for administering the Plan and has full authority in its discretion from time to time, and at any time, to select those employees, as the term “employee” is defined in the Plan, to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our employees. The Compensation Committee met once in 2005. Members of the Compensation Committee are Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger.

Nominating & Governance Committee.    The Nominating & Governance Committee was appointed by the Board of Trustees to (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of Trustees, to become Trustees, and to recommend to the Board of Trustees the

Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principals in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management; and (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines. The Nominating & Governance Committee did not meet in 2005. The members of this Committee are Miles L. Berger, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the listing standards of the NYSE.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board decides to increase the size of the Board.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee.    The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures. The Audit Committee met twelve times in 2005. Members of this Committee are Myles H. Tanenbaum, Elliot J. Sussman, M.D. and James E. Dalton, Jr.

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as “independent” under the regulations adopted by the SEC and the NYSE and is financially literate and that Myles H. Tanenbaum qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

COMPENSATION OF TRUSTEES

During 2006, each Independent Trustee will be paid annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 will be paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2006, Miles L. Berger, Lead Trustee, will be compensated an additional $2,500 plus an additional $1,250 of compensation for his position as Nominating and Governance Chairman. Also, during 2006, Myles H. Tanenbaum, Chairman of the Audit Committee, will be compensated an additional $5,000, and Elliott J. Sussman, M.D. and James E. Dalton, Jr., members of the Audit Committee, will be compensated an additional $1,250 each. Additionally, during 2006, Elliot J. Sussman, Chairman of the Compensation Committee will be compensated an additional $1,250. We will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees.

During 2005, each Independent Trustee was paid annual compensation of $15,000 for service as a Trustee. Also during 2005 (i) Miles L. Berger, Lead Trustee, was compensated an additional $2,500 for his service in that capacity, $1,250 of compensation for his position as Nominating and Governance Chairman and $6,000 for meeting fees; (ii) Myles H. Tanenbaum, Chairman of the Audit Committee, was compensated an additional $5,000 for his service in that capacity and $11,000 for meeting fees; (iii) Elliott J. Sussman, M.D., Chairman of the Compensation Committee, was compensated an additional $1,250 for his service in that capacity, $1,250 of compensation for his service as a member of the Audit Committee and $10,500 for meeting fees, and; (iv) James E. Dalton, Jr., was compensated an additional $1,250 for his service as a member of the Audit Committee and $11,500 for meeting fees. Also during 2005, Daniel M. Cain, a former Trustee who resigned from the Board of Trustees on December 1, 2005, was paid $15,000 for service as Trustee and $4,000 for meeting fees.

There were no stock option or dividend equivalent rights granted to any of the Independent Trustees during 2005 or 2003.

During 2004, pursuant to the Trust’s Plan, Messrs. Miles L. Berger, Myles H. Tanenbaum, Elliott J. Sussman, M.D. and James E. Dalton each received 1,000 stock options and 1,000 dividend equivalent rights (“DERs”) with an exercise price of $34.07 per share representing the closing sale price of the Trust’s shares of beneficial interest on the date of grant. Options and DERs are exercisable as follows: 25% one year after date of grant an additional 25% in each of the second, third and fourth years after date of grant. The options and DERs expire ten years after the date of grant.

As of December 31, 2005, there were 5,500 stock options and 5,500 DERs issued and outstanding to each of Messrs. Berger, Tanenbaum and Dalton and 3,000 stock options and 3,000 DERs issued and outstanding to Elliot J. Sussman, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement:    UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement dated December 24, 1986 between the Advisor and us (the “Advisory Agreement”). Under the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. In performing its services the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement has been renewed for 2006. All transactions with UHS must be approved by the Independent Trustees.

The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to .60% of our average invested real estate assets, as derived from our consolidated balance sheet from time to time. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to our discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during 2005, 2004 and 2003. The advisory fee is payable quarterly, subject to adjustment at year end, based upon our audited financial statements.

Leases:    We commenced operations in 1986 by purchasing certain subsidiaries from UHS and immediately leasing the properties back to certain of its subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms, with base rents set forth in the leases effective for all but the last two renewal terms. Each lease also provided for additional or bonus rental, as discussed below. In 1998, the lease for McAllen Medical Center was amended to provide that the last two renewal terms would also be fixed at the initial agreed upon rental. This lease amendment was in connection with certain concessions granted by UHS with respect to the renewal of other leases. The base rents are paid monthly and the bonus rents are computed and paid on a quarterly basis, based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

Pursuant to the terms of the leases, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised market value. In addition, UHS has the rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer.

During the third quarter of 2005, Chalmette Medical Center (“Chalmette”), our two story, 138-bed acute care hospital located in Chalmette, Louisiana, was severely damaged and closed as a result of Hurricane Katrina. The majority of the real estate assets of Chalmette were leased from us by a subsidiary of UHS and, in accordance with the terms of the lease, and as part of an overall evaluation of the leases between subsidiaries of UHS and us, UHS has elected to offer substitution properties rather than exercise its right to rebuild the facility or offer cash for Chalmette. Independent appraisals were obtained by us and UHS which indicated that the pre-Hurricane fair market value of the leased facility was $23,965,000 (“FMV of Chalmette”).

We have agreed, subject to certain closing conditions, to transfer the real property assets and all rights attendant thereto (including insurance proceeds) of Chalmette to UHS in exchange and substitution for newly constructed real property assets owned by UHS (“Capital Additions”) at Wellington Regional Medical Center (“Wellington”), The Bridgeway (“Bridgeway”) and Southwest Healthcare System-Inland Valley Campus

(“Inland Valley”), in satisfaction of the obligations under the Chalmette lease. The exchange and substitution package includes the following Capital Additions, as defined in the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which were recently constructed on, or adjacent to, facilities already owned by us as well as a Capital Addition at Inland Valley which is currently under construction and expected to be completed by the end of 2006. UHS is obligated to complete the Inland Valley Capital Addition or offer to either, subject to our approval, provide alternative substitution property or pay to us an amount in cash equal to the substitution value of the capital addition.

• Wellington– Bed Tower	$8,926,000 (Actual construction costs)
• Bridgeway – 28 bed addition	$4,072,000 (Actual construction costs)
• Inland Valley Campus – 44 bed and ICU expansion	$12,160,000 (Estimated construction costs)

To accomplish the exchange and substitution, on April 24, 2006, we entered into an Asset Exchange and Substitution Agreement between us, UHS and certain subsidiaries of UHS. The estimated total value of this exchange and substitution package is approximately $25.2 million based upon the combined actual and estimated construction costs of the Capital Additions. Since the estimated total value of the substitution package is expected to exceed the FMV of Chalmette, the excess amount will be paid to UHS in cash upon completion of the Inland Valley Capital Additions.

During 2005, 2004 and 2003, the total rent earned by us under the Chalmette lease was approximately $1.6 million to $1.7 million annually (including base and bonus rental). The total rent payable to us on the Capital Additions included in the substitution package (excluding the rent on the Capital Additions in excess of the FMV of Chalmette) is expected to closely approximate the total rent earned by us under the Chalmette lease. UHS will pay incremental rent on the Capital Additions in excess of the FMV of Chalmette at a rate equal to the prevailing five-year treasury rate plus 200 basis points at the time of funding (minimum rate 6.75%). Below is the rent allocation of the substitution properties, excluding the incremental rent on the Capital Additions in excess of the FMV of Chalmette.

Facility	Base Rent	Bonus Rent	Total Rent
Wellington	$534,504	$67,744	$602,248
Bridgeway	247,800	26,940	274,740
Inland Valley	740,012	—	740,012

Total:	$1,522,316	$94,684	$1,617,000

The amounts shown in the bonus rent column represent the estimated bonus rent effect of including the revenues generated from the Capital Additions at Wellington and Bridgeway that have not been previously included in the bonus rent paid to us pursuant to the terms of the leases since the Capital Additions were financed and owned by UHS. The bonus rent amounts reflected above were based on the net revenues generated at each facility during 2005. Future bonus rents earned by us on the Capital Additions will be based the actual net revenues of each facility.

As part of the overall arrangement, UHS agreed to early five year renewals of the leases between us and each of Inland Valley, Wellington and McAllen Medical Center, which mature on December 31, 2006, and Bridgeway, which matures on December 31, 2009, on the same economic terms as the current leases. To reflect the lease renewals, on April 24, 2006, we and each of the individual lessees have entered into amended and restated leases relating to their respective, individual properties at the existing lease rates. With respect to each of these leases, UHS also agreed not to exercise its purchase options under the leases at the end of the current lease terms, which would have resulted in a cash payment to us and the termination of the rental stream with respect to the properties, and likely would have adversely affected our ability to maintain the dividend at current levels.

Pursuant to the Master Lease, which governs all leases of properties with subsidiaries of UHS, UHS has the right to purchase the leased properties at the end of each lease term at each property’s fair market value purchase price. As part of the overall exchange and substitution proposal, as well as the early five year lease renewals on Inland Valley, Wellington, McAllen and Bridgeway, we agreed to amend the Master Lease to include a change of control provision (as defined below) and a provision granting UHS the right to purchase each of the leased properties, at their fair market value purchase price, on one month’s notice to us in the event of such change of control occurs.

On April 24, 2006, we and certain subsidiaries of UHS entered into Amendment No. 1 to the Master Lease. Under the amended Master Lease, a “change of control” will occur in the event that, directly or indirectly: (i) we consolidates with, or merges with and into, any individual, firm, corporation or other entity (each a “Person”) (other than a wholly-owned subsidiary of us in a transaction the principal purpose of which is to change our state of organization); (ii) any Person consolidates with us, or merges with and into us and we are the continuing or surviving entity of such consolidation or merger and, in connection with such merger, all or part of our shares of beneficial interest be changed into or exchanged for stock or other securities of any other Person (or us); (iii) any Person or “group” other than us or an affiliate of us becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities of us representing more than 20% of the voting power of our securities in one or more transactions (including by way of merger, reorganization or consolidation); or (iv) the composition of our Board of Trustees changes and, as a result, the majority of the Trustees are not Incumbent Trustees. “Incumbent Trustees” are trustees who either (a) are our Trustees as of the date of the amendment, or (b) are elected, or nominated for election, to the Board or our Trustees with the affirmative votes of at least a majority of the Incumbent Trustees at the time of such election or nomination. In addition, we have agreed to provide notice to lessees of its properties not less than 60 days prior to any proposed change of control. In the event of a change of control, lessees will have the option exercisable at any time within 12 months of the change of control to purchase the leased property, upon not less than one month’s notice, at the fair market value purchase price of the leased property as of the date the lessee exercises its option to purchase the leased property pursuant to the terms of the Master Lease.

Our Independent Trustees determined that the exchange and substitution arrangement was in our best interests and the best interests of our shareholders as it replaced Chalmette’s rental revenue to us and ensured through the early lease renewals that UHS would continue to lease its other properties at existing lease rates for at least 5 years beyond the end of the current lease terms. The Board of Trustees believed that the purchase of Chalmette by UHS for cash would have adversely affected our ability to maintain our dividend and may have resulted in adverse tax consequences to us.

After giving effect to the Asset Exchange Agreement and the various lease renewals discussed above, subsidiaries of UHS lease four hospital facilities owned by us with terms expiring in 2011 through 2014. The table below details the renewal options and terms for each of the four UHS hospital facilities:

Hospital Name	Type of Facility	Annual Minimum Rent		End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,462		December 2011	20	(a)
Wellington Regional Medical Center	Acute Care	3,029,814		December 2011	20	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	2,596,733	(d)	December 2011	20	(b)
The Bridgeway	Behavioral Health	930,176		December 2014	10	(c)

(a)	UHS has four 5-year renewal options at existing lease rates (through 2031).

(b)	UHS has two 5-year renewal options at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	UHS has two 5-year renewal options at fair market value lease rates (2015 through 2024).
(d)	Excludes potential incremental rent on Capital Additions in excess of FMV of Chalmette.

The terms of the leases also provide that in the event UHS discontinues operations at the leased facility for more than one year, or elects to terminate its lease prior to the expiration of its term for prudent business reasons, UHS is obligated to offer a substitution property. If we do not accept the substitution property offered, UHS is obligated to purchase the leased facility back from us at a price equal to the greater of its then fair market value or the original purchase price paid by us. As of December 31, 2005, the aggregate fair market value of our facilities leased to subsidiaries of UHS is not known, however, the aggregate original purchase price paid by us for these properties was $94.3 million (net of the Hurricane Katrina-related write-down of Chalmette). As noted above, transactions with UHS must be approved by a majority of the Independent Trustees who are unaffiliated with UHS. The purchase options and rights of first refusal granted to the respective lessees to purchase or lease the respective leased facilities, after the expiration of the lease term, may adversely affect our ability to sell or lease a facility, and may present a potential conflict of interest between us and UHS since the price and terms offered by a third-party are likely to be dependent, in part, upon the financial performance of the facility during the final years of the lease term.

We cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates, or any of our other leases, will be renewed at the end of their lease terms. If the leases are not renewed at their current rates, we would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to us than the current leases.

For the year ended December 31, 2005, 48% of our revenues were earned under the terms of leases on hospital facilities with wholly-owned subsidiaries of UHS. Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 98%, the leases on the five UHS hospital facilities accounted for approximately 25% for the year ended December 31, 2005. In addition, five medical office buildings (“MOBs”) (plus one additional MOB currently under construction) owned by LLCs in which we hold various non-controlling equity interests, include tenants which are subsidiaries of UHS. For the five hospital facilities owned by us and leased to subsidiaries of UHS, the combined Coverage Ratio was approximately 7.4, 8.1 and 9.8 for the years ended December 31, 2005, 2004 and 2003, respectively. The coverage ratio for 2005 includes Chalmette through August 31, 2005 as a result of Hurricane Katrina. The Coverage Ratio for individual facilities vary and range from 5.0 to 13.6 in 2005, 4.0 to 14.9 in 2004 and 5.1 to 17.1 in 2003.

During 2005, we committed to invest up to $11.0 million ($3.0 million in equity and $8.0 million in debt financing, none of which has been funded as of December 31, 2005) in exchange for a 95% non-controlling interest in a limited liability company that will develop, construct, own and operate the Spring Valley Medical Office Building II, a second MOB on the campus of Spring Valley Hospital in Las Vegas, Nevada. This MOB will be 50% master leased by Valley Health System (“VHS”), a majority-owned subsidiary of UHS, on a triple net basis. A triple net lease requires the tenant to pay all insurance, maintenance, and taxes for the building. The tenant is responsible for all normal expenses of ownership. The master lease for each suite will be cancelled at such time that the suite is leased to another tenant acceptable to the LLC and VHS for a minimum term of five years. This MOB is scheduled to be completed and opened during the fourth quarter of 2006.

We have been advised by UHS that UHS, together with its South Texas Health System affiliates, which operate McAllen Medical Center, our largest facility, were served with a subpoena dated November 21, 2005, issued by the Office of Inspector General of the Department of Health and Human Services. The Civil Division of the U.S. Attorney’s office in Houston, Texas has indicated that the subpoena is part of an investigation under the False Claims Act of compliance with Medicare and Medicaid rules and regulations pertaining to the employment of physicians and the solicitation of patient referrals from physicians from January 1, 1999 to the date of the subpoena related to the South Texas Health System. UHS has informed us that it is cooperating in the investigation and is producing documents responsive to the subpoena. UHS has advised us that it monitors all aspects of its business and that it has developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigation or litigation may result in interpretations that are inconsistent with industry practices, including UHS’s. This matter is at an early stage and UHS has advised us that it is unable to evaluate the existence or extent of any potential financial exposure at this time.

Upon the December 2004 lease expiration on the Virtue Street Pavilion, the former lessee (a wholly-owned subsidiary of UHS), exercised its option pursuant to the terms of the lease and purchased the facility at its appraised fair market value of $7,320,000. The sale resulted in a gain of $833,000 which is reflected as “Income from discontinued operations, net” in our Consolidated Statements of Income for the years ended December 31, 2004 and 2003. Prior to the transaction, the annual minimum rent payable to us under the lease was $1,261,000 and no bonus rent was earned on this facility during 2004 or 2003. As a result of this transaction, our cash flows from operating activities were adversely affected since calculated using our average incremental borrowing rate during 2005, the reduction in annual interest expense resulting from repayment of borrowings using the $7.3 million of sale proceeds was approximately $900,000 less than the annual rental payments earned by us pursuant to the terms of the lease.

During the third quarter of 2004, Wellington Regional Medical Center, our 121-bed acute care facility located in West Palm Beach, Florida, sustained storm damage caused by a hurricane. This facility is leased by a wholly-owned subsidiary of UHS and pursuant to the terms of the lease, UHS is responsible for maintaining replacement cost property insurance for the facility, a substantial portion of which is insured by a commercial carrier. The facility did not experience significant business interruption. Our Consolidated Statements of Income for the year ended December 31, 2004, included a property write-down charge of $1.9 million representing the estimated net book value of the damaged assets. This property charge was offset at that time by an equal amount recoverable from UHS. During 2004, UHS incurred approximately $1.9 million in replacement costs in connection with this property and that amount was included as construction in progress on our Consolidated Balance Sheet as of December 31, 2004. During the twelve months ended December 31, 2005, UHS incurred an additional $4.7 million in replacement costs and since these additional costs have also been recovered from UHS, $4.7 million has been included in net income during the year ended December 31, 2005. As of December 31, 2005, UHS spent a total of approximately $6.6 million to replace the damaged property at this facility and this amount is reflected as buildings and improvements on our Consolidated Balance Sheet. We believe the majority of the repairs to the facility have been completed, however, there may be some additional replacement costs to be incurred in connection with this property and the additional costs will also be recoverable from UHS. During the first quarter of 2004, the lessee of this facility completed and financed an $8.5 million expansion to the facility in order to meet patient demand. Accordingly, since the bonus rent calculation on this facility is based on net revenues, the lease was amended to exclude from the bonus rent calculation the estimated net revenues generated from the UHS-owned real estate assets (as calculated pursuant to a percentage based allocation determined at the time of expansion).

During the fourth quarter of 2003, we invested $1.6 million, and during 2004 we invested an additional $2.1 million in exchange for a 95% non-controlling interest in a limited liability company that acquired the Spring

Valley Medical Office Building, a medical office building on the campus of Spring Valley Hospital in Las Vegas, Nevada. This MOB was scheduled to be 75% master leased for five years by Valley Health System (“VHS”), a majority-owned subsidiary of UHS, on a triple net basis. The master lease for each suite was extinguished at such time that the suite was leased to another tenant acceptable to us and VHS, for a minimum term of five years. During 2004, letters of intent or lease agreements were executed on approximately 82% of the rentable space of this MOB and therefore the master lease arrangement was extinguished. These medical office buildings have tenants which are subsidiaries of UHS.

During the third quarter of 2003, we invested $8.9 million plus an additional $600,000 during the fourth quarter of 2004 ($3.0 million in equity and $6.5 million of debt financing, which was repaid to us during the first quarter of 2005), for the purchase of a 98% non-controlling equity interest in a limited liability company that simultaneously purchased the 700 Shadow Lane & Goldring MOBs, consisting of three medical office buildings on the campus of Valley Hospital Medical Center in Las Vegas, Nevada. These medical office buildings were purchased from VHS and have tenants which are subsidiaries of UHS.

Officers and Employees:    Our officers are all employees of UHS and as of March 31, 2006, we had no salaried employees.

Share Purchase Option:    UHS has the option to purchase our shares of beneficial interest at fair market value to maintain a 5% interest in us. As of March 31, 2006, UHS owned 6.6% of our outstanding shares of beneficial interest.

AUDIT COMMITTEE REPORT

The Board of Trustees of the Trust is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Trust’s accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with the Trust’s management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent registered public accounting firm reports on, the audit of the Trust’s financial statements and internal control over financial reporting;

•	changes in the Trust’s accounting practices, principles, controls or methodologies, or in the Trust’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Trust’s internal controls over financial reporting, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Trust that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised and adopted and approved by the Board of Trustees in March 2004. The Audit Committee reviews, acts on and reports to the Trust’s Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace the Trust’s independent registered public accounting firm, and has the authority to resolve disagreements between management and the Trust’s auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Trust’s Board of Trustees has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Trust’s financial statements be included in the Trust’s Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2005:

•	First, the Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plans for their audits.

•	Second, the Audit Committee met with the independent registered public accounting firm, without management present, to discuss the results of their audits, their evaluations of the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

•	Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Trust’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Trust’s financial statements with the Board of Directors and discussed with KPMG LLP during the 2005 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with it its independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Trust’s 2005 Annual Report on Form 10-K.

AUDIT COMMITTEE

Myles H. Tanenbaum, Chairman

James E. Dalton, Jr.

Elliott J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm the 2005 and 2004 fiscal years and has been selected to serve in that capacity us for the 2006 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2005 and 2004:

	2005	2004
Audit fees	$315,000	$290,020
Audit-related fees	—	—
Tax fees	150,645	154,000
All other fees	—	—

Total	$465,645	$444,020

Audit fees consist of services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2005 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings.

Tax fees for services rendered in 2005 and 2004 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent registered public accounting firm are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent registered public accounting firm. The Audit Committee’s pre-approval is subject to the procedure established by the Audit Committee. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

May 1, 2006

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Annual Meeting Proxy Card

A Election of Trustee

1. The Trustees recommends a vote FOR the listed nominee.

	For	Withhold

01 - James E. Dalton, Jr	☐	☐

B Issues

The Trustees recommends a vote AGAINST Proposal No. 2.
	For	Against	Abstain

2. The Consideration of one Shareholder Proposal.	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Mark this box with an X if you plan to attend the meeting	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith.

Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	0 0 8 8 4 0 2	1 U P X	C O Y	+

001CD40001 00JNMC

Proxy - Universal Health Realty Income Trust

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders

To Be Held on June 1, 2006

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 21, 2006 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Thursday, June 1, 2006 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINEE FOR TRUSTEE.

(This proxy is continued on reverse side)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY